The Gabelli Growth Fund 485BPOS

Exhibit 28(a)(7)

AMENDMENT TO THE DECLARATION OF TRUST

OF

THE GAMCO GROWTH FUND

The GAMCO Growth Fund, a Massachusetts business trust, having its principal office at One Corporate Center, Rye, New York 10580 (the “Trust”), certifies as follows:

FIRST: The Declaration of Trust of the Trust (the “Declaration of Trust”) is hereby amended by amending Article FIRST of the Declaration of Trust as follows:

FIRST: This Trust shall be known as The Gabelli Growth Fund.

The Declaration of Trust of the Trust is hereby further amended to reflect that each of the following sub-series of the Trust are redesignated as follows:

CURRENT DESIGNATION	NEW DESIGNATION

The GAMCO Growth Fund Class AAA Shares	The Gabelli Growth Fund Class AAA Shares

The GAMCO Growth Fund Class A Shares	The Gabelli Growth Fund Class A Shares

The GAMCO Growth Fund Class C Shares	The Gabelli Growth Fund Class C Shares

The GAMCO Growth Fund Class I Shares	The Gabelli Growth Fund Class I Shares

SECOND: This Amendment was approved by the entire Board of Trustees pursuant to a written consent dated as of December 20, 2019, in accordance with Massachusetts Business Trust Law and the Declaration of Trust, as amended.

IN WITNESS WHEREOF, the Trust has caused this Amendment to the Declaration of Trust to be signed in its name and on its behalf on this 7th day of January 2020 by its President, who acknowledges that this amendment is the act of The GAMCO Growth Fund and that to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained herein are true in all material respects.

ATTEST:		THE GAMCO GROWTH FUND

By:		By:
	Andrea R. Mango		Bruce N. Alpert
	Secretary		President